Exhibit 99.1

NeoPharm, Inc. Announces Fourth Quarter and Full Year 2007 Financial Results

WAUKEGAN, Ill.--(BUSINESS WIRE)--NeoPharm, Inc. (NASDAQ:NEOL), today announced its fourth quarter and full year 2007 financial results.

For the fourth quarter ended December 31, 2007, NeoPharm reported a net loss of $1.1 million, or ($0.04) per basic and diluted share, as compared to a net loss of $7.7 million, or ($0.28) per share, for the same period last year. The net loss for the quarter includes a credit to research and development expenses of $0.9 million, or $0.03 per diluted share, related to an adjustment to reduce accrued clinical trial expenses for the PRECISE trial from the estimated costs provided as patients were enrolled in the trial to the actual final trial costs. Excluding this one-time credit, the loss for the fourth quarter would have been $2.0 million, or ($0.07) per share, which represents a 74% reduction year-over-year.

Absent the one-time credit of $0.9 million in the fourth quarter of 2007, and a one-time credit of $2.0 million in the third quarter related to the recognition of the deferred revenue for the Nippon-Kayaku license agreement, the $2.0 million net loss for the fourth quarter favorably compared to the $2.9 million net loss incurred in the third quarter of 2007, representing a reduction of $0.9 million, or 31%.

During the fourth quarter, the Company held its cash consumption to a level consistent with the prior quarter, allocating $2.1 million in cash to its operations, excluding non-recurring payments of a deposit on its new office lease and of previous trial obligations, versus $2.2 million in the third quarter of 2007. While NeoPharm anticipates future cash consumption levels to be in-line with spending during the fourth quarter, obligations related to previous drug product candidates’ trials are likely to be paid in the coming quarters. Despite these anticipated disbursements, with $20.8 million in cash and other investments at the end of the fourth quarter, the Company reaffirmed its estimate that it has adequate resources to fund its operations through most of 2009.

For the year ended December 31, 2007, NeoPharm reported a net loss of $11.0 million, or ($0.39) per basic and diluted share, which includes the one-time credit related to the termination of the Nippon-Kayaku license agreement and the credit to reduce accrued clinical trial expenses, as compared to a loss of $33.2 million, or ($1.20) per share, for the same period last year.

The decline in the Company’s net loss can be primarily attributed to continued efforts to reduce costs in all areas of the Company that are not directly related to its focus on optimizing NeoPharm’s drug development activities. With recent cost-savings initiatives now largely completed, the Company has concentrated primarily on moving its current drug compounds to their next stage of development.

“Through our aggressive reorganization of our business and evaluation of our drug candidate portfolio, we have identified meaningful opportunities to reduce inefficiencies and re-position NeoPharm to more appropriately focus on the development of drugs for patients suffering from a variety of cancers,” commented Laurence Birch, President and Chief Executive Officer of NeoPharm. “We are pleased with our achievements to date. Most notably, we have put in place a management team with the expertise necessary to progress our drug product candidates to their next signal events. Additionally, through our restructuring, we are now operating at an optimal cost structure and believe we have the resources necessary to fund our operations well into 2009.”

Drug Candidate Pipeline Update

Mr. Birch continued, “We continue to make great strides in the development of our pipeline and we are approaching many noteworthy milestones for our drug candidates. We have begun to accelerate the efforts to conduct a Phase III Confirmatory Trial for Cintredekin Besudotox, IL-13-PE38, for the Treatment of Recurrent Glioblastoma Multiforme. Additionally, in the second quarter of 2008, we anticipate patient enrollment to begin for our multi-center, open-label Phase II clinical trial for LEP-ETU, Liposomal Paclitaxel, as well as our Phase I clinical trial for LE-DT, Liposomes Encapsulated Taxotere.”

Cintredekin Besudotox, IL13-PE38

NeoPharm has elected to explore the possibility of conducting an initial Phase III confirmatory trial for Cintredekin Besudotox, IL 13-PE38, for the treatment of Recurrent Glioblastoma Multiforme, or GBM.

In such a confirmatory trial, the primary objectives would be overall survival against standard of care as suggested by the FDA, as well as Progression Free Survival, or PFS, for patients with GBM. NeoPharm would use the results from such a confirmatory trial to decide whether to thereafter expand the Phase III trial to meet the FDA’s requirements for Cintredekin Besudotox.

The Company believes it has the resources necessary to complete the initial confirmatory trial and complete a preliminary analysis and evaluation of drug activity.

If satisfactory results are obtained, the Company will require additional resources to expand the Phase III trial to satisfy the requirements for submission of a possible biologic license application, or BLA, which is necessary to obtain approval from the FDA.

The Company will continue to update the progression of this trial on a timely basis.

LEP-ETU, Liposomal Paclitaxel

The Company expects to begin patient enrollment early in the second quarter of 2008 for its multi-center open-label, Phase II clinical trial of for efficacy and safety in patients with Metastatic Breast Cancer.

LE-DT, Liposomes Encapsulated Taxotere

NeoPharm has received regulatory acceptance of its Investigational New Drug (IND) submission for a novel, proprietary liposomal delivery system of docetaxel, the active ingredient of Taxotere® (docetaxel) Injection Concentrate Intravenous Infusion, for the treatment of patients with locally advanced or metastatic solid tumor after failure of prior chemotherapy. NeoPharm currently anticipates the commencement of its Phase I trial early in the second quarter of 2008.

Other Projected 2008 Milestone Events

--LE-rafAON - designed and developed to inhibit activated c-raf-1 gene, which has been associated with radiation and chemotherapy resistance, c-raf gene-specific antisense

-- IND submission currently anticipated in mid-2008

--IL13-PE38, or Cintredekin Besudotox, for the treatment of Idiopathic Pulmonary Fibrosis

-- IND submission currently expected in late 2008

--LE-SN38, liposomal SN38 - for the treatment of colorectal cancer. Other possible indications for breast, ovarian, prostate, and non-small cell lung cancers

-- The Company continues to evaluate next steps for its SN38 program. This evaluation includes investigating alternative indications, as well as initiating additional preclinical studies

About NeoPharm, Inc.

NeoPharm, Inc., based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer and other drugs for therapeutic applications. Additional information can be obtained by visiting NeoPharm’s web site at www.neopharm.com.

Forward Looking Statements - This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as "expects," "intends," "hopes," "anticipates," "believes," "could," "may," "evidences" and "estimates," and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s strategic review of projects and operations, the Company's drug development programs, the initiation, progress and outcomes of clinical trials of the Company's drug product candidates including but not limited to the possibility of initiating a Phase III confirmatory trial for Cintredekin Besudotox and advancing, the other drug product candidates, projections regarding cash used in operations, financial projections, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production, and marketing of the Company's drug and non-drug compounds including, but not limited to the Company's ability to fund and pursue additional testing of Cintredekin Besudotox and its NeoLipid drug product candidates, uncertainty regarding the outcomes of ongoing or potential FDA studies, the Company's financial guidance and projections, the Company's ability to evaluate the strategic alternatives available to the Company and to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug and non-drug compounds, including, but not limited to, Cintredekin Besudotox and its NeoLipid drug product candidates, that could slow or prevent products coming to market, uncertainty regarding the Company's ability to market its drug and non-drug products, including, but not limited to Cintredekin Besudotox and its NeoLipid drug product candidates, the uncertainty of patent protection for the Company's intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release, and in the Company's most recent annual report on Form 10-K for the calendar year ended December 31, 2006, as updated in the Company’s annual report on Form 10-K for the calendar year ended December 31, 2007 and in its quarterly reports on Form 10-Q filed thereafter. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NEOPHARM, INC.
Condensed Consolidated Statements of Operations
Three Months and Year Ended December 31, 2007 and December 31, 2006

	Three Months Ended		Year Ended
	(unaudited)		(unaudited)
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Product revenue	$-	$-	$-	$11,000
Total revenue	-	-	-	11,000

Expenses:
Cost of product revenue	-	-	-	1,000
Research and development	195,000	4,999,000	6,370,000	21,199,000
Selling, general, and administrative	1,263,000	3,328,000	7,363,000	14,136,000
Change in fair value of derivative financial instruments	(31,000)	(282,000)	(95,000)	(1,551,000)
Employee termination costs	43,000	235,000	598,000	1,528,000
Facility consolidation costs	200,000	-	496,000	433,000
Gain on sale of equipment	(302,000)	-	(302,000)	-
Total Expenses	1,368,000	8,280,000	14,430,000	35,746,000
Loss from operations	(1,368,000)	(8,280,000)	(14,430,000)	(35,735,000)
Other income	-	-	2,000,000	-
Interest income	316,000	546,000	1,429,000	2,527,000
Net loss	$(1,052,000)	$(7,734,000)	$(11,001,000)	$(33,208,000)
Net loss per share - basic and diluted	$(0.04)	$(0.28)	$(0.39)	$(1.20)
Weighted average shares outstanding - basic and diluted	28,487,020	28,067,379	28,264,727	27,782,074

Selected Balance Sheet data
			December 31, 2007	December 31, 2006
			(unaudited)

Cash and available for sale securities			20,781,000.00	38,587,000.00
Total assets			22,252,000.00	40,689,000.00
Total current liabilities			3,919,000.00	9,577,000.00
Accumulated deficit			(272,234,000.00)	(261,233,000.00)
Total stockholders' equity			18,253,000.00	28,871,000.00

CONTACT:
NeoPharm, Inc.
Laurence P. Birch
President & CEO
847-887-0800
lbirch@neopharm.com